SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                   (Amendment No.    )
Filed by the Registrant     / x /
Filed by a Party other than the Registrant  /   /
/   / Preliminary Proxy Statement
/   / Confidential, for Use of the Commission Only (as
      permitted by Rule 14a-6(e) (2))
/ x / Definitive Proxy Statement
/   / Definitive Additional Materials
/   / Soliciting Material Pursuant to 240.14a-11(c) or
      240.14a-12

               Aluminum Company of America
       (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than
                         Registrant)

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/ x / No fee required.
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                             1998
                Notice of Annual Meeting and
                       Proxy Statement


TO ALCOA SHAREHOLDERS:

It is my privilege to invite you to the 1998 annual meeting of Alcoa shareholders.

     The meeting is on Friday, May 8, 1998 at 9:30 a.m. in the Westin William Penn Hotel, Pittsburgh, Pennsylvania. The hotel is fully accessible to disabled persons and headsets will be available for the hearing-impaired.

     I hope you will participate in this review of your company's business and operations. This proxy statement describes the items we will vote on at the meeting. In addition to those items, we will review the major developments of 1997 and answer your questions.

     If you plan to attend, you will need an admission ticket. For registered shareholders, there is an admission ticket attached to the enclosed proxy (voting) card.
Shareholders and others also may obtain tickets by contacting the corporate secretary.

     Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it promptly.

Sincerely,

/s/Paul H. O'Neill

Paul H. O'Neill
Chairman of the Board and
Chief Executive Officer

March 11, 1998


Alcoa
425 Sixth Avenue
Pittsburgh, Pennsylvania
15219-1850

Notice of 1998 Annual Meeting



March 11, 1998

Alcoa's annual meeting of shareholders will take place on Friday, May 8, 1998 beginning at 9:30 a.m. We will meet in the William Penn Ballroom of the Westin William Penn Hotel in Pittsburgh, Pennsylvania. Owners of common stock of record at the close of business on February 9, 1998 will be entitled to vote at the meeting.

At the meeting, we plan to:

     -    elect three directors for a term of three years,

     - approve an amendment to Alcoa's Articles to increase the number of authorized shares of common stock,

     -    approve an amendment to Alcoa's Long Term Stock
          Incentive Plan under which stock options are granted,

     - vote on a proposal submitted by a shareholder on the topic of charitable contributions, and

     - consider any other matters that may properly come before the meeting.

     A quorum is required to conduct business at the meeting. This requirement will be satisfied if the holders of a majority of the shares entitled to vote are present, either in person or by proxy. If a quorum is not present, the shareholders in attendance may adjourn the meeting and decide on another time and place to meet. The shareholders present at the following meeting will constitute a quorum for electing directors and, if the adjourned meeting is held at least 15 days after the scheduled annual meeting date, will constitute a quorum for acting on all other matters being voted on.

On behalf of Alcoa's Board of Directors,

/s/Denis A. Demblowski

Denis A. Demblowski
Secretary


                                  3


CONTENTS

5    The Annual Meeting and Voting

6    Alcoa Common Stock Ownership

          Owners of More Than 5%

          Director and Executive Officer Stock Ownership

          Section 16(a) Beneficial Ownership Reporting Compliance

          Stock Performance Graph

7    PROPOSAL 1-ELECTION OF DIRECTORS

          The Board of Directors

          Directors' Compensation

          Transactions with Directors' Companies

          Committees and Meetings of the Board

13   Compensation of Executive Officers

          Report of the Compensation Committee

          Summary Compensation Table

          Option Grants in 1997

          1997 Aggregate Option Exercises and Year-End Option
            Values

          Pension Plans

          Pension Plan Table

20   PROPOSAL 2 - APPROVE AN AMENDMENT TO ALCOA'S ARTICLES
                  INCREASING AUTHORIZED COMMON STOCK

21   PROPOSAL 3 - APPROVE AN AMENDMENT TO THE LONG TERM
                  STOCK INCENTIVE PLAN

22   PROPOSAL 4 - SHAREHOLDER PROPOSAL REGARDING
                  CHARITABLE CONTRIBUTIONS

23   Other Information

          Relationship with Independent Accountants

          Shareholder Proposals for the 1999 Meeting

          Other Matters

24   Appendix A-Description of Long Term Stock Incentive Plan

26   Glossary

27   Alcoa's Visions and Values


                                  4


The Annual Meeting and Voting

We have sent you this booklet and proxy card because Alcoa's Board of Directors is soliciting your proxy to vote at the company's 1998 annual meeting of shareholders on May 8, 1998. This booklet contains information about the items being voted on at the annual meeting.

Who Is Entitled to Vote?
Alcoa common stock holders of record at the close of business on February 9, 1998 are entitled to vote. Shareholders have one vote per share on each matter being voted on.

How Do I Vote by Proxy?
When you sign and return the enclosed proxy card, your shares will be voted in accordance with your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors. You may vote in person if you attend the meeting, but whether you plan to attend or not, we urge you to return the proxy card promptly.

May I Change My Vote?
You may revoke your proxy at any time before it is voted at the meeting in several ways: by sending in a revised proxy dated later than the first; by voting in person at the meeting; or by notifying Alcoa's secretary in writing that you have revoked your proxy.

Quorum and Voting Information
   As of the record date, 168,100,787 shares of Alcoa common stock were issued and outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum, which is required to conduct business at the annual meeting. You are considered part of the quorum if you have submitted a properly signed proxy card. Abstentions, broker non-votes* and votes withheld from director nominees are included in the count to determine a quorum. However, abstentions and broker non-votes are not counted in the voting results. If a quorum is present, director candidates receiving the highest number of votes will be elected; each other matter being voted on will be approved if it receives a majority of the votes cast by shareholders.

If you are a shareholder of record or participate in Alcoa's Dividend Reinvestment and Stock Purchase Plan or employee savings plans, you will receive a proxy card indicating all shares of common stock held in or credited to your accounts as of the record date, if the account registrations are the same. You will receive a separate mailing for accounts with different registrations.


Shares held in Alcoa's employee savings plans are voted by the plans' independent trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against and abstain) indicated by the voting instructions given by participants in all plans.


Is My Vote Confidential?
Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or where necessary to meet legal requirements. Corporate Election
Services, Inc., an independent proxy tabulator used by the company, has been appointed judge of election for the meeting.

Costs of This Proxy Solicitation
Alcoa pays the cost of soliciting proxies. We have hired Morrow & Company, Inc. to assist in the solicitation process for a fee of $11,500 plus reasonable out-of-pocket expenses. Alcoa officers and employees also may solicit proxies in person, by telephone or by fax. Alcoa will request that persons who hold shares for others, such as banks, brokerage firms and trustees, obtain voting instructions from the beneficial owners* of the shares. The company will reimburse these persons for their reasonable expenses in providing proxy materials to beneficial owners and obtaining voting instructions.

How Do I Comment on Company Business?
There is space for comments on the proxy card or you may send them to us in care of the corporate secretary. Although it is not possible to respond to each individual, your ideas help us to better understand your concerns and answer shareholders' needs.

                                 *See glossary for definition

                                  5


Alcoa Common Stock Ownership

The following table shows shareholders who reported to the Securities and Exchange Commission (SEC) beneficial ownership of more than 5% of Alcoa common stock as of December 31, 1997.


OWNERS OF MORE THAN 5%

                                            Number
                                         of shares      Percent
Name and address of beneficial owner         Owned     of class
------------------------------------     ---------     --------


The Capital Group Companies, Inc. (1)   10,709,790          6.2
333 South Hope Street
Los Angeles, California  90071

Loomis, Sayles & Company, L.P. (2)      11,301,464         6.15
One Financial Center
Boston, Massachusetts  02111

Wellington Management Company, LLP (3)  14,068,894         8.16
75 State Street
Boston, Massachusetts  02109

(1)  Affiliates include Capital Research and Management
     Company, Capital Guardian Trust Company, Capital
     International, Inc. and other investment management companies. This shareholder reported that it had sole power to dispose of all shares and sole power to vote
     3,139,290 of the shares owned.

(2) The shareholder is an investment advisor, reporting shared power to dispose of all shares and sole power to vote 8,400 of the shares owned.

(3) Wellington reported these amounts in its capacity as an investment advisor; the shares are held of record by its clients. Wellington reported that it had sole power to dispose of all shares and shared power to vote
     2,034,570 of the shares shown.



DIRECTOR AND EXECUTIVE OFFICER
STOCK OWNERSHIP

The table below shows beneficial ownership of Alcoa common stock by directors, nominees for director and executive officers,* as of December 31, 1997. The five named executive officers are the chief executive officer (CEO) and the four officers who were the highest paid in 1997. No individual director, nominee or executive officer owned more than 1% of this class of stock. The total ownership shown for directors and executive officers as a group represents less than 2% of outstanding shares.


BENEFICIAL OWNERSHIP TABLE


Name                  Exercisable          Number        Number of
                            stock       of shares         deferred
                      options (1)           owned            share
                                                        equivalent
                                                         units (2)
------------------------------------------------------------------

Kenneth W. Dam                  0           2,700            1,330
Joseph T. Gorman                0           2,245            1,838
Judith M. Gueron                0           2,917            1,330
Sir Ronald Hampel               0           1,807                0
   Hugh M. Morgan (3)           0             100                0
John P. Mulroney                0           3,050            1,322
Paul H. O'Neill           859,211         215,505            4,947
Sir Arvi Parbo                  0           3,579            2,625
Henry B. Schacht                0           2,521            2,645
Forrest N. Shumway              0           9,200                0
Franklin A. Thomas              0           3,121            4,735
Marina v.N. Whitman             0           1,900            1,330
Alain J. P. Belda         327,497          71,360            2,368
George E. Bergeron        184,988          35,999            1,488
Richard L. Fischer        254,718          40,254            3,312
Ronald R. Hoffman         244,238          37,564            1,916
Directors and
executive officers      2,595,625         586,691           35,622
as a group (24
individuals)

(1) Shares the officers had a right to acquire within 60 days through exercise of employee stock options.

(2) Share-equivalent units credited to an individual's account under deferred fee or deferred compensation plans.

   (3) Information on Mr. Morgan, a nominee for director, is given as of February 20, 1998.


SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of Alcoa share ownership and changes in ownership. All directors and executive officers complied with these requirements in 1997.

*See glossary for definition


                                  6


STOCK PERFORMANCE GRAPH

The following graph compares the most recent five-year performance of Alcoa common stock with the S&P 500 Index and a peer group index. It assumes an investment of $100 on December 31, 1992 and the reinvestment of all dividends.

The peer group index, which is weighted for market capitalization,* includes Alcan Aluminium Limited and Reynolds Metals Company. The peer group index is used instead of the S&P Aluminum Industry Index, which includes
Alcoa as well as Alcan and Reynolds, since Alcoa's heavy market capitalization weighting would distort a comparison with the full index.


       Comparison of five-year cumulative total return

            December 31
            -----------

             1992      1993    1994     1995     1996     1997
             ----      ----    ----     ----     ----     ----

Alcoa       $100.00  $ 99.08  $126.23  $156.95  $193.57  $216.58

S&P 500      100.00   110.08   111.53   153.45   188.68   251.63

Peer Group   100.00   105.32   125.06   153.15   164.19   151.79


Over the five-year period, your $100 investment in Alcoa common stock would have grown to $216.58 by the end of 1997.
This compares with $251.63 for the S&P 500 Index and $151.79 for the peer group index.


PROPOSAL 1 -  ELECTION OF
              DIRECTORS

The Board of Directors

Alcoa's Board of Directors has 11 members. The Board is divided into three classes whose terms of office end in successive years.

Two current Alcoa directors, Sir Arvi Parbo and Forrest N. Shumway, are retiring from the Board. Sir Arvi has served as a director since 1980, and Mr. Shumway was first elected to the Alcoa Board in 1982. The Board extends its best wishes to them for long and happy retirements. Their sound judgment, wise counsel and good humor will be greatly missed.

Henry B. Schacht and Franklin A. Thomas, two directors whose terms of office are expiring, have been nominated to serve for new terms ending in 2001. In addition, Hugh M. Morgan, managing director and chief executive officer of WMC Limited in Australia, has been nominated to serve as a director for a three-year term starting at the May 1998 meeting.

Your proxy will be voted for the election of these nominees unless you withhold authority to vote for any one or more of them. In the event that any nominee is unable or unwilling to stand for election (which is not anticipated), the Board may provide for a lesser number of directors or designate a substitute.

                                 *See glossary for definition


                                  7


Nominees to serve for a three-year term expiring in 2001


Hugh M. Morgan

Age:                         57

Principal occupation:        Managing Director and Chief
                             Executive Officer, WMC Limited,
                             an Australian mining and
                             minerals processing company.

Recent business experience:  Mr. Morgan has been Managing
                             Director of WMC since 1986 and
                             its Chief Executive Officer since
                             1990.  He was Executive Director
                             of WMC from 1976 to 1986.  He has
                             been a director of Alcoa of
                             Australia Limited since 1977.

Other directorships:         Reserve Bank of Australia and a
                             number of industry, business,
                             trade and international associa-
                             tions and advisory groups.



Henry B. Schacht

Age:                         63

Director since:              1994

Principal occupation:        Director and Senior Advisor,
                             Lucent Technologies Inc., a commu-
                             nications systems and technology
                             company.


Recent business experience:  Mr. Schacht was Chairman of Lucent
                             Technologies from February 1996 to
                             February 1998 and its Chief Execu-
                             tive Officer from February 1996 to
                             October 1997.  He was Chairman of
                             Cummins Engine Company, Inc. from
                             1977 to 1995 and its Chief
                             Executive Officer from 1973 to
                             1994.


Other directorships:         Cummins Engine Company, Inc., The
                             Chase Manhattan Corporation, The
                             Chase Manhattan Bank, Johnson &
                             Johnson and Lucent Technologies.


Franklin A. Thomas

Age:                         63

Director since:              1977

Principal occupation:        Consultant, TFF Study Group, a
                             nonprofit institution focusing on
                             South Africa.

Recent business experience:  From 1979 until 1996, Mr. Thomas was President of the Ford
                             Foundation.  He was President and
                             Chief Executive Officer of Bedford
                             Stuyvesant Restoration Corpora-
                             tion from its founding in 1967
                             until 1977.

Other directorships:         Citicorp/Citibank, N.A., Cummins
                             Engine Company, Inc., Lucent
                             Technologies Inc. and
                             PepsiCo, Inc.


                                  8


Directors whose terms expire in 2000

Kenneth W. Dam

Age:                         65

Director since:              1987

Principal occupation:        Max Pam Professor of American and
                             Foreign Law, University of Chicago
                             Law School.

Recent business experience:  Mr. Dam served as President and
                             Chief Executive Officer for
                             United Way of America in 1992,
                             Vice President for Law and
                             External Relations of IBM Corpo-
                             ration from 1985 to 1992, Deputy
                             Secretary of State from 1982 to
                             1985 and Provost of the Univer-
                             sity of Chicago from 1980 to 1982.

Other directorships:         Council on Foreign Relations, the
                             Brookings Institution and a number
                             of nonprofit organizations.


Judith M. Gueron

Age:                         56

Director since:              1988


Principal occupation:        President, Manpower Demonstration
                             Research Corporation (MDRC), a
                             nonprofit research organization.

Recent business experience:  Dr. Gueron has been President of
                             MDRC since 1986.  She was MDRC's
                             Executive Vice President for
                             research and evaluation from 1978
                             to 1986.  Dr. Gueron was director
                             of special projects and studies
                             and a consultant for the New York
                             City Human Resources Administration
                             before joining MDRC.



Paul H. O'Neill

Age:                         62

Director since:              1986

Principal occupation:        Chairman of the Board and Chief
                             Executive Officer of Alcoa since
                             June 1987.

Recent business experience:  From 1985 to 1987, Mr. O'Neill
                             was President and a director of
                             International Paper Company.

Other directorships:         Gerald R. Ford Foundation, Eastman
                             Kodak Company, Lucent Technologies
                             Inc., Manpower Demonstration
                             Research Corporation, National
                             Association of Securities Dealers,
                             Inc. and The RAND Corporation.


                                  9


Directors whose terms expire in 1999

Joseph T. Gorman

Age:                         60

Director since:              1991

Principal occupation:        Chairman and Chief Executive
                             Officer, TRW Inc., a global
                             company serving the automotive,
                             space and defense markets.

Recent business experience:  Mr. Gorman was TRW's President
                             from 1985 to 1991 and Chief
                             Operating Officer from 1985 to
                             1988.  He has served as Chairman
                             and Chief Executive Officer of
                             TRW since 1988.

Other directorships:         In addition to serving as a
                             director of TRW, Mr. Gorman is a
                             director of The Procter & Gamble
                             Company and a member of the BP
                             America Inc. Advisory Board.


Sir Ronald Hampel

Age:                         65

Director since:              1995

Principal occupation:        Chairman, Imperial Chemical
                             Industries PLC, a diversified
                             chemicals manufacturer, since 1995.

Recent business experience:  Sir Ronald was Deputy Chairman and
                             Chief Executive of Imperial Chemi-
                             cal Industries from 1993 to 1995
                             and Chief Operating Officer from
                             1991 to 1993.  He has been an ICI
                             director since 1985.  He is a
                             member of the Listed Companies
                             Advisory Committee of the London
                             Stock Exchange and the Nominating
                             Committee of the New York Stock
                             Exchange and Chairman of the UK
                             Committee on Corporate
                             Governance.

Other directorships:         British Aerospace PLC.


                                  10


John P. Mulroney

Age:                         62

Director since:              1987

Principal occupation:        President and Chief Operating
                             Officer, Rohm and Haas Company, a
                             specialty chemicals manufacturer.

Recent business experience:  Mr. Mulroney has served as
                             President and Chief Operating
                             Officer of Rohm and Haas Company
                             since 1986.  He has been a
                             director of Rohm and Haas since
                             1982.

Other directorships:         In addition to Rohm and Haas,
                             Mr. Mulroney also is a director
                             of Teradyne, Inc.


Marina v.N. Whitman

Age:                         62

Director since:              1994

Principal occupation:        Professor of Business Administra-
                             tion and Public Policy, School of
                             Business Administration and the
                             School of Public Policy at the
                             University of Michigan.

Recent business experience:  Dr. Whitman was Vice President and
                             Group Executive, Public Affairs
                             and Marketing Staffs of General
                             Motors Corporation from 1985 to
                             1992 and Vice President and Chief
                             Economist from 1979 to 1985.  She
                             was a member of the President's
                             Council of Economic Advisers from
                             1972 to 1973.

Other directorships:         Browning-Ferris Industries, Inc.,
                             The Chase Manhattan Corporation,
                             The Procter & Gamble Company and
                             Unocal Corporation.


                                  11


Directors' Compensation

Alcoa pays each director who is not an Alcoa employee an annual cash retainer of $85,000. No additional fees, such as meeting or committee fees, are paid.

Directors may elect to defer some or all cash fees, and they are encouraged to defer the maximum amount that their individual circumstances allow. All fee deferrals are credited to an Alcoa stock investment account, except that deferrals exceeding 50% of the annual retainer fee may be invested in other investment options under the directors' deferred fee plan. Deferred accounts are credited with investment results comparable with those of the investment options under Alcoa's principal savings plan for salaried employees. Changes among investment options are permitted once each month, except that no transfers may be made from the Alcoa stock investment option. Directors' deferred accounts are not funded and are paid out in cash from general funds of the company after Board service ends.

Transactions with Directors' Companies

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with corporations whose executive officers are also Alcoa directors. None of these transactions exceeded 5% of the gross revenues of either
Alcoa or the other corporation.

Committees and Meetings of the Board

The Board met six times in 1997. Overall attendance by directors at Board and committee meetings averaged over 95%. All directors attended at least 75% of the meetings. The Board has several standing committees, five of which are described below.

The Audit Committee reviews Alcoa's auditing, financial reporting and internal control functions and recommends the firm that Alcoa should retain as its independent accountant. It also reviews the company's environmental audits and monitors compliance with Alcoa business conduct policies.
The independent accountants, Vice President - Audit and internal auditors have access to the committee without
management's presence.   Members include Directors Dam,
Gueron, Schacht (chairman), Shumway, Thomas and Whitman. The committee met eight times in 1997.

The Executive Committee has authority to act on behalf of the Board. It meets when specific action must be taken between Board meetings. Members include Directors Dam, O'Neill (chairman) and Thomas. This committee met once in 1997.

The Nominating Committee considers and recommends nominees for election as directors and reviews the performance of incumbent directors. The committee reviews the names and qualifications of nominees that shareholders submit in writing to the company secretary. Members include Directors Gorman, Hampel, Mulroney (chairman), Parbo and Thomas. This committee met twice in 1997.

The Pension and Savings Plan Investment Committee reviews and approves the investment management of Alcoa's retirement plans and principal savings plans. Members include Directors
Gorman, Gueron, Hampel, Shumway (chairman), Thomas and
Whitman.  This committee met twice in 1997.

The Compensation Committee determines the salary and bonus for Alcoa executive officers, approves


                                  12


post-termination contracts and performs other functions specified by the company's compensation plans. The committee reviews the participation of officers in other benefit programs for salaried employees. Members include Directors Dam, Gorman, Mulroney, Parbo and Thomas (chairman). The committee met five times in 1997. A subcommittee, comprised of Directors Dam, Parbo and Thomas, administers Alcoa's Long Term Stock Incentive Plan.


Compensation of Executive Officers

The Compensation Committee determines pay and incentives for Alcoa executive officers. The members of this committee are required to be independent directors who have never been Alcoa employees. No member of this committee receives compensation from the company in any capacity other than as a director. The committee's report for 1997 follows.

REPORT OF THE COMPENSATION COMMITTEE

Alcoa's Compensation Philosophy - The purpose of Alcoa's total compensation policy is to hire, retain and motivate high-performing employees worldwide. In determining compensation, we use the following principles:

-  Pay for performance - both individual and team performance
- Competitive total compensation compared with leading industrial companies
- Total compensation that is highly leveraged to financial and nonfinancial business performance.

Alcoa's total compensation program includes four components:
annual salary, cash incentives, long-term, stock-based incentives and employee benefits.

Our committee places less emphasis on high base salaries in favor of at-risk, short-term and long-term incentives based on performance. Stock-based incentives are an important element because they help to assure that executives focus on increasing shareholder value.

Annual Cash Compensation - Each year we review comparative market compensation information prepared by outside consultants, who also help analyze and interpret compensation practices. The comparison group, which is surveyed for both total cash compensation and long-term incentives, includes leading manufacturing companies with whom Alcoa competes for talent. These companies are among the largest and best performing in a broad range of industries and serve as a sample of the larger market. In addition to compensation, we also compare a position's level of responsibility within these companies.

Total annual cash compensation for Alcoa senior managers includes base salary and cash incentive awards. The targets for the sum of base salary and cash incentives are set above the median of high-performing industrial companies. When performance measures of excellence are met, this provides a very competitive level of cash compensation. In order to tie annual cash compensation more closely to performance, we set base salaries below the median and annual cash incentive targets above it.

Annual Cash Incentives - Targets for cash incentive awards vary by position and are established as a percentage of base salary. Our committee may make adjustments in payout to recognize and reward individual performance. For most executive officers, annual incentive targets are based on the total performance of all business units compared with planned goals. The maximum payout, before any adjustment for individual performance, is 150% of the target. We increased the maximum payout to 200% of target beginning in 1998. The new maximum will apply, however, only for years when shareholders become entitled to a bonus dividend due to Alcoa earnings exceeding a threshold per share amount (currently, that threshold is $3.00 per share).

Alcoa's cash incentive programs were revised in 1992 to provide more consistent performance measures for both executives and, under a performance-based pay plan, for most other U.S. employees.

Business unit employees are measured according to the goals of their individual units. Annual cash incentive payouts for executive officers are based on


                                  13


the achievement of business plan goals by all of the company's business units. About 40% of these goals are nonfinancial. They may include measurements for environmental, health and safety performance, customer satisfaction, product innovation, on-time delivery, manufacturing excellence, reduced cycle time, inventory reduction and product quality improvements. The company believes that if managers focus on the achievement of excellence in those areas within their control, long-term growth in shareholder value will result.

Long-Term Incentives - A goal of our committee is to closely align management's interests with those of the shareholders. In order to encourage stock ownership among Alcoa executives, the company's long-term incentives are entirely stock-based.

Alcoa grants annual long-term awards in the form of stock options. The stock option program allows us to provide awards that are competitive with the sample of leading industrial companies. The actual amount earned is determined by the stock's performance.

The guidelines used to establish the size of a stock option award include a position's level of responsibility, the size of prior grants and comparative award information.
Individual grants typically follow the guideline amounts.

Compensation paid as the result of option exercises under the shareholder-approved Long Term Stock Incentive Plan is deductible by Alcoa. The company may not deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to a named executive officer.

Stock Option Reload Feature - In 1989 the plan was amended to add a stock option reload feature to encourage increased stock ownership not only for executive officers, but for all optionees who are active employees (currently about 850 individuals). This feature promotes the early exercise of options and the retention of Alcoa shares.

The reload feature of the plan permits previously granted options to be exercised for additional shares, along with a new reload option grant for fewer shares that is priced at current fair market value.* One-half of the shares received on option exercise cannot be sold or transferred until after employment ends. These shares may be used to exercise additional options after a minimum six-month holding period.

Share ownership by executive officers and other optionees has increased significantly in the last several years because of the reload feature.

In 1997 we approved a dividend equivalent compensation plan under which cash dividend equivalents are paid, when approved by the Board, on a portion of the exercisable options held by active employees.

Compensation of Executive Officers in 1997 - Our committee increased 1997 salary and annual cash incentive targets from 1996, reflecting similar increases in the comparison group. Annual incentive payouts to executive officers averaged about 105% of target in 1997.

January 1997 stock option grants to executive officers were made at full levels for these positions, in accordance with the guidelines. The majority of stock option exercises in 1997 by executive officers involved the grant of reload options.

*See glossary for definition


                                  14


Compensation of the Chief Executive Officer - The chief executive officer's compensation is based on the same philosophy and policies for all executive officers, and includes base salary, annual cash incentives and stock option awards.

Our committee meets annually without the CEO and evaluates
his performance compared with previously established
financial and nonfinancial goals. We reach a consensus as a committee and make the appropriate compensation adjustments. Finally, we report in full to the other members of the
Board         for their consideration and agreement.  This
meeting is an executive session of nonemployee directors only.

In 1997, Mr. O'Neill's base salary was $850,020.   By design,
Mr. O'Neill's salary remains below the median for the comparison group. In January 1998, Mr. O'Neill was awarded a bonus of $1,250,000, which was 122.5% of his target incentive award for 1997. The amount was based partly on total business unit results compared with plan goals, and partly in recognition, by our committee and the executive session of the Board, of Mr. O'Neill's outstanding leadership during 1997. Mr. O'Neill's 1997 annual stock option award grant was made at the guideline number of shares for his position, as established by the committee in November 1996.

This committee believes that the company's compensation programs help to maintain Alcoa's leadership position among global industrial companies.

The Compensation Committee

     Franklin A. Thomas, Chairman
     Kenneth W. Dam
     Joseph T. Gorman
     John P. Mulroney
     Sir Arvi Parbo


                                  15


SUMMARY COMPENSATION TABLE

The following table shows the compensation for the company's
CEO and four other executive officers who were the highest paid in the fiscal year ended December 31, 1997.


                                                                    Long Term
                        Annual Compensation                      Compensation
                        -------------------                      ------------
                                                                    Number of
                                                                   Securities
                                                                   Underlying       All Other
Name and                                                               Option         Compen-
Principal Position (1)        Year      Salary (2)       Bonus      Grants(3)      sation (4)
----------------------        ----      ----------       -----      ---------      ----------

   Paul H. O'Neill            1997        $850,020  $1,250,000        324,584        $171,206
Chairman of the Board and     1996         750,000     810,000        693,027         172,062
Chief Executive Officer       1995         750,000   1,250,000        587,250         174,759

   Alain J. P. Belda          1997         610,200     850,000        304,354         195,781
President and Chief           1996         540,600     525,000        120,304         100,670
Operating Officer             1995         446,823     600,000         65,000          90,809

   George E. Bergeron         1997         368,577     381,300        144,314          77,754
Vice President and Pres-      1996         339,200     245,000        205,406          77,867
ident, Alcoa Rigid Packaging  1995         316,800     363,000        176,618          73,449

   Richard L. Fischer         1997         395,200     500,000        179,199          68,186
Executive Vice President -    1996         370,200     345,000        255,657          69,188
Chairman's Counsel            1995         366,900     400,000        275,736          69,945

   Ronald R. Hoffman          1997         395,200     400,000        170,052          73,208
Executive Vice President -    1996         370,200     345,000        271,073          74,642
Human Resources and           1995         366,900     400,000        305,686          72,335
Communications

(1)   Effective January 1, 1998, Mr. Bergeron was elected an
Executive Vice President, and Mr. Hoffman became Special
Assistant to the Chairman. Mr. Hoffman has announced that he will retire in August 1998.

(2) The most highly-compensated executive officers are those with the highest annual salary and bonus for 1997. In addition to base salary, the salary column includes, when selected by the employee, an extra week's pay in lieu of vacation for employees with 25 or more years of service.

(3) New option grants made in 1997 totaled 175,000 for Mr. O'Neill, 125,000 for Mr. Belda, 46,000 for Mr. Bergeron, 65,000 for Mr. Fischer and 60,000 for Mr. Hoffman. All of these options were granted at 100% of the fair market value of Alcoa common stock on the grant date. The other option awards relate to previous years' option grants and the use of the reload feature described earlier in the Report of the Compensation Committee. See also the Option Grants in 1997 table on the next page.

(4) Company matching contributions to 401(k) and excess savings plans for 1997 were: Mr. O'Neill, $51,001; Mr. Belda, $35,500; Mr. Bergeron, $21,720; and Messrs. Fischer and Hoffman, $23,712 each. The present value costs of the company's portion of 1997 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, were: Mr. O'Neill, $120,205; Mr. Belda, $159,831; Mr. Bergeron, $56,034; Mr. Fischer, $44,474;
and Mr. Hoffman, $49,496. The 1997 amount for Mr. Belda also includes $450 of unused health care credits received as cash.



                                  16


OPTION GRANTS IN 1997

                                     Individual Grants
                                     -----------------

                                     % of Total
                         Number of      Options
                        Securities   Granted to   Exercise
                        Underlying    Employees    or Base                       Grant Date
                           Options    in Fiscal      Price                          Present
Name                   Granted (1)         Year     ($/Sh)     Expiration Date     Value(2)
----                   -----------   ----------   --------     ---------------   ----------

   Paul H. O'Neill         175,000        2.74%   $70.7500    January 13, 2007   $2,529,126
                            13,499        0.21%    74.3828    January 15, 2003      121,268
                            41,958        0.66%    74.3828    January 20, 2002      376,928
                            22,406        0.35%    74.3828    January 23, 2001      201,284
                            23,574        0.37%    74.3828    January 22, 2000      211,776
                            22,963        0.36%    74.3828         May 4, 1999      206,287
                            25,184        0.39%    74.3828       July 21, 1998      226,240

   Alain J. P. Belda       125,000        1.96%    70.7500    January 13, 2007    1,806,518
                            78,614        1.23%    82.0312    January 11, 2006      778,844
                            49,899        0.78%    76.1875    January 13, 2005      459,142
                            20,598        0.32%    76.3750    January 14, 2004      189,997
                            15,029        0.24%    73.1875    January 15, 2003      132,843
                             2,380        0.04%    88.6250    January 15, 2003       25,474
                            10,482        0.16%    68.2500    January 20, 2002       86,401
                             2,352        0.04%    88.6250    January 23, 2001       25,175

   George E. Bergeron       46,000        0.72%    70.7500    January 13, 2007      664,799
                            43,834        0.69%    71.2500    January 11, 2006      377,196
                            20,528        0.32%    72.7500    January 13, 2005      180,365
                            11,238        0.18%    69.7812    January 13, 2005       94,711
                            19,097        0.30%    69.7812    January 14, 2004      160,944
                               550        0.01%    69.7812    January 15, 2003        4,635
                               422        0.01%    69.7812    January 22, 2000        3,556
                             2,645        0.04%    84.3125       July 21, 1998       26,933

   Richard L. Fischer       65,000        1.02%    70.7500    January 13, 2007      939,390
                            44,979        0.70%    68.8750    January 11, 2006      374,148
                             4,452        0.07%    88.6250    January 13, 2005       47,652
                            35,409        0.55%    70.5625    January 13, 2005      301,758
                            10,528        0.17%    72.6875    January 14, 2004       92,422
                             2,158        0.03%    72.6875    January 15, 2003       18,944
                             3,209        0.05%    72.6875    January 22, 2000       28,171
                             8,137        0.13%    72.6875         May 4, 1999       71,432
                             5,327        0.08%    72.6875       July 21, 1998       46,764


                                  17


                         Individual Grants

                                     % of Total
                         Number of      Options
                        Securities   Granted to   Exercise
                        Underlying    Employees    or Base                       Grant Date
                           Options    in Fiscal      Price                          Present
Name                   Granted (1)         Year     ($/Sh)     Expiration Date     Value(2)
----                   -----------   ----------   --------     ---------------   ----------

   Ronald R. Hoffman        60,000        0.94%   $70.7500    January 13, 2007      867,129
                            45,452        0.71%    67.4375    January 11, 2006      370,191
                            29,452        0.46%    73.1875    January 13, 2005      260,329
                             4,340        0.07%    88.2500    January 13, 2005       46,257
                             5,119        0.08%    69.4687    January 13, 2005       42,948
                            25,596        0.40%    69.4687    January 14, 2004      214,750
                                93        0.00%    69.4687    January 15, 2003          780

(1) Annual option grants (the first grant listed for each officer) are currently made in January and become exercisable one year after the grant date. All other grants are reload option grants, which become exercisable after six months. Optionees may use shares they own to pay the exercise price and may have shares withheld for payment of required taxes. The exercise price of all options is 100% of the fair market value of Alcoa stock on the grant date.

(2) The Black-Scholes option pricing model is used to estimate Grant Date Present Value. Our use of this model is not an endorsement of the model's accuracy in valuing options. All stock option models require a prediction about future stock prices. We used the following assumptions in calculating Grant Date Present Value: volatility - 25%; average risk-free rate of return - 6.10%; dividend yield - 1.30%; expected life, annual grants - 2.5 years, expected life, reload grants - 1 year. The real value of the options in this table depends on the actual performance of Alcoa stock and the timing of exercises.



                                  18


1997 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

This chart shows the number and value of stock options, both exercised and unexercised, for the named executive officers during 1997. Value of unexercised options is calculated using the difference between the option exercise price and the year-end stock price of $70.375 per share, multiplied by the number of shares underlying the option.



                                                    Number of Securities         Value of Unexercised
                          Shares                   Underlying Unexercised        In-the-Money Options
                     Acquired on     Value       Options at Fiscal Year-End       at Fiscal Year-End
                                                 --------------------------       ------------------
Name                Exercise (1)  Realized (2)   Exercisable  Unexercisable    Exercisable  Unexercisable
----                ------------  ------------   -----------  -------------    -----------  -------------

Paul H. O'Neill          227,274    $2,713,350       684,211        175,000    $10,298,907             $0
Alain J. P. Belda        240,497     8,112,881       119,151        208,346        562,970              0
George E. Bergeron       115,981     1,756,194       105,036         79,952        686,451         18,590
Richard L. Fischer       133,497     1,847,543       149,851        104,861        685,017              0
Ronald R. Hoffman        136,174     2,060,108       149,090         95,148        688,717         27,921

(1) The net number of shares issued to these five officers was 172,010. The table shows the gross shares underlying option exercises, as required by SEC rules.
However, most of the shares were not issued, since in a majority of exercises by these officers, shares were used to pay the exercise price and shares were withheld for taxes.

(2) Values were realized in shares and are shown before withholding for taxes. Most of the shares received after taxes (all for Mr. O'Neill) are still owned by the officers.



                                  19


PENSION PLANS

Alcoa's pension plans cover a majority of salaried employees. Alcoa pays the full cost of these plans, which include both tax-qualified and non tax-qualified excess plans. This table shows the annual benefits payable at executive compensation levels.


PENSION PLAN TABLE

                        Annual Benefits for Years of Service Indicated
                 ----------------------------------------------------------------
Average Annual
Compensation            15         20         25         30         35         40
------------            --         --         --         --         --         --

$  100,000        $ 20,740   $ 27,650   $ 34,560   $ 41,480   $ 48,000   $ 56,950
   300,000          59,530     79,370     99,210    119,060    134,350    150,470
   500,000          94,460    125,950    157,440    188,930    213,130    238,150
   700,000         132,460    176,610    220,760    264,920    298,800    333,510
   900,000         169,940    226,590    283,240    339,890    383,330    427,590
 1,100,000         206,660    275,550    344,440    413,330    466,130    519,750
 1,300,000         242,110    322,810    403,510    484,220    546,050    608,710
 1,500,000         277,300    369,730    462,160    554,600    625,400    697,030
 1,700,000         311,600    415,460    519,330    623,190    702,740    783,110
 1,900,000         348,700    464,930    581,160    697,400    786,400    876,230


The amount of pension is based upon the employee's average compensation for the highest five years in the last ten years of service. For the executive level, covered compensation includes base salary and 50% of annual cash bonus. Amounts in the table are calculated using salary at target and bonus at target. Payments are made as a straight life annuity, reduced by 5% when a surviving spouse pension is taken. The table shows benefits at age 65, before any reduction for surviving spouse coverage. At March 1, 1998, pension service for the named officers was: Mr. Belda, 29 years; Mr. Bergeron, 29 years; Mr. Fischer, 32 years; Mr. Hoffman, 43 years; and Mr. O'Neill, 24 years, reflecting an employment contract that provides somewhat more than double credit for his years with the company. The resulting pension is offset by pension payments from his previous employer.

PROPOSAL 2 - APPROVE AN
             AMENDMENT TO
             ALCOA'S ARTICLES
             INCREASING
             AUTHORIZED
             COMMON STOCK

Alcoa's Board of Directors has proposed an amendment to Article FIFTH of the Articles of the company. This amendment would increase the company's authorized common stock from 300 million shares to 600 million shares.

The company has no specific plans for the issuance of these additional shares. However, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the company will have more financial flexibility and be able to issue additional shares of common stock without the expense and delay associated with a special shareholders' meeting, except where shareholder approval is required by applicable law or stock exchange regulations.
The additional common shares might be used, for example, in connection with an expansion of Alcoa's business through investments or acquisitions, sold in a financing transaction or issued under an employee stock option, savings or other benefit plan or in a stock split or dividend to shareholders. The Board does not intend to issue any shares except on terms that it considers to be in the best interests of the company and its shareholders.

The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock. If and when issued, these shares would have the same rights and privileges as the shares of common stock presently outstanding. No holder of common stock has any preemptive rights to acquire additional shares of the common stock.


On February 9, 1998, 168,100,787 shares of Alcoa common stock were outstanding, and approximately 23.6 million shares were reserved for issuance under various benefit plans of the company.


The issuance of additional shares could reduce existing shareholders' percentage ownership and voting power


                                  20


in Alcoa and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial measures.

Text of Proposed Articles Amendment

The first paragraph of Article FIFTH of the Articles of the company is proposed to be amended to read as follows:

"FIFTH. The authorized capital stock of the corporation shall be 660,000 shares of Serial Preferred Stock of the par value of $100 per share, 10,000,000 shares of Class B Serial Preferred Stock of the par value of $1.00 per share and 600,000,000 shares of Common Stock of the par value of $1.00 per share."

Vote Required for Approval

For this amendment to be approved, a majority of the votes cast by shareholders must be voted for approval.

Alcoa's Board of Directors recommends that the shareholders vote FOR adoption of the proposed amendment to Alcoa's
Articles.

PROPOSAL 3 - APPROVE AN
             AMENDMENT TO
             THE LONG TERM
             STOCK INCENTIVE PLAN

The Long Term Stock Incentive Plan (formerly the Employees' Stock Option Plan) has been in effect since 1965. The Plan is designed to provide long-term incentives based on Alcoa common stock to key employees who may contribute to the company's continued growth and profitability. These incentives encourage participating employees to manage the company's business to promote its long-term growth and success, as measured by Alcoa's stock price, and thus create an identity of interest with Alcoa's shareholders.

Proposed Plan Amendment

Periodically, shareholders are asked to approve additional shares for use in the Plan. The Board has adopted an amendment to the Plan that will replenish and increase the shares available for issuance in certain instances without further shareholder action. The amendment will become effective only if approved by shareholders.

The proposed amendment provides that the number of shares available for issuance under the Plan will be increased automatically by the number of shares that Alcoa purchases or acquires with the cash proceeds of option exercises after January 1, 1998. The shares so acquired would be added to the number of shares available for issuance under the Plan without further shareholder approval. In 1997, Alcoa purchased approximately 8.1 million shares of its common stock in the open market. Of this number, approximately
2.7 million shares were acquired for an aggregate price equal to the cash proceeds received by Alcoa in 1997 from employee stock option exercises. If this amendment had been in effect in 1997, these 2.7 million shares would have been added to the Plan's share reserve.

Shares issued in settlement of Plan awards result in some dilution to shareholders' interests, since more shares are subsequently outstanding. This dilutive effect is reduced when the proceeds of the stock option exercises are used to reacquire outstanding shares. If the amendment is approved, the reacquired shares would be used in the Plan.

The major features of the Plan are summarized in Appendix A to this proxy statement and are incorporated by reference in this section. Shareholders are encouraged to read Appendix A for a full understanding of the Plan, its purposes and operation.


                                  21


Vote Required for Approval

For this amendment to be approved, a majority of the votes cast by shareholders must be voted for approval.

Alcoa's Board of Directors recommends that the shareholders vote FOR approval of this amendment to the company's Long
Term Stock Incentive Plan.



PROPOSAL 4 - SHAREHOLDER
             PROPOSAL REGARDING
             CHARITABLE
             CONTRIBUTIONS

Mrs. Frances Phillips, 822 Wilfred Avenue, Dayton, Ohio
45410, custodian for her minor daughter who owns 40 shares of Alcoa common stock, has written that she intends to introduce the following resolution at the meeting:

"Whereas, corporate charitable contributions should serve to enhance shareholder value.

Therefore be it resolved that the Shareholders request the Board of Directors of the corporation to refrain from making any charitable contributions. Money normally allocated for such purposes could be distributed in a special `charitable' dividend payable to the individual owners of the company. It could be suggested they give it to the charity of their choice."

                    Supporting Statement
"Charitable giving is most beneficial to society when it is done by individuals and not by corporate entities or the federal government. Shareholders entrust their money to Alcoa to get a good return, not to see it given to someone else's favorite charity. Let's hear it for choice - the choice of the individual shareholders to decide where their money should be given."

Board Statement in Response to the Proposal

Alcoa makes, on average, only a modest number and amount of charitable contributions annually. In 1996, for instance, Alcoa's charitable contributions were less than $250,000. Alcoa is not in business to make charitable contributions and cannot commit the time and resources necessary to properly evaluate the many requests for assistance that most corporate employers receive from well-meaning and valued social and educational groups.

These reasons led Alcoa over 45 years ago to establish Alcoa Foundation, a non-profit organization whose sole purpose is to engage in philanthropic activities. Alcoa Foundation makes grants principally in the areas of education, health and human services, civic and community development, youth organizations and cultural activities, particularly in areas in which Alcoa facilities are located. Alcoa Foundation is a separate legal entity that is separately funded. The proposal mistakenly assumes that the Foundation's assets would be available for distributions to Alcoa's shareholders if not used for philanthropic purposes.

The Board believes it to be in Alcoa's best interests to continue to make limited corporate contributions to charitable organizations and to sponsor Alcoa Foundation's broader philanthropic purposes.

Vote Required for Approval

For this proposal to be approved, a majority of the votes cast must be voted for approval.

Alcoa's Board of Directors recommends that shareholders vote
AGAINST approval of this proposal.


                                  22


Other Information

RELATIONSHIP WITH INDEPENDENT
ACCOUNTANTS

Since 1950 Coopers & Lybrand L.L.P. has been the independent accounting firm that audits the financial statements of Alcoa and most of its subsidiaries. In accordance with standing policy, Coopers & Lybrand personnel who work on the audit are changed periodically.

During 1997, Coopers & Lybrand reviewed Alcoa's filings with the SEC, prepared or reviewed financial and audit reports to lenders, including governmental agencies, conducted audits and due diligence reviews for acquisitions and evaluated the effects of various accounting issues, information systems and cost reduction opportunities.

They also helped in tax planning and the preparation of tax returns for expatriate employees, executives and various foreign locations of the company.

The Audit Committee of Alcoa's Board reviews summaries of the audit and non-audit services rendered by Coopers & Lybrand and the related fees.

On recommendation of the Audit Committee, the Board has reappointed Coopers & Lybrand to audit the 1998 financial statements. Representatives will be present at the annual meeting to make a statement, if they choose, and answer questions you may have.

SHAREHOLDER PROPOSALS FOR
THE 1999 MEETING

Alcoa's 1999 annual meeting of shareholders will be held on May 7, 1999. If you wish to submit a proposal to be included in the 1999 proxy statement, it must be received by the corporate secretary by November 11, 1998.

OTHER MATTERS

The Board knows of no other proposals for the May 8, 1998 meeting. Should another arise, however, the proxy committee will vote proxies according to its best judgment.


                                  23


Appendix A - Description of
Long Term Stock Incentive Plan

Purpose - The purposes of the Plan are to motivate key employees, to permit them to share in Alcoa's long-term growth and financial success by giving them an increased incentive to promote its well-being and to link the interest of key employees to the long-term interests of Alcoa's shareholders.


Administration - The Plan is administered by a subcommittee of the Compensation Committee of the Board. Board members who administer the Plan must not have been eligible to participate in the Plan for at least 12 months. No member of the subcommittee is a current or former officer or employee, and none receive any compensation from Alcoa in any capacity other than as a director. The Plan permits delegation of certain authority to senior officers in limited instances.


Term - The Plan has no fixed expiration date; however, no new awards may be granted under the Plan after January 1, 2002.

Types of Awards - Awards under the Plan are in the form of stock option grants. Stock option awards entitle an optionee to purchase shares of the company's common stock at a fixed price during the option term.

Participation - Participation in the Plan is limited to employees who have a key role in the management, operation, growth or protection of a part or all of the business of the company and who are selected from time to time by the committee administering the Plan. About 1,000 current and former employees hold stock options.


1998 Awards - In January 1998, 876 employees were awarded stock options. The January 1998 options covered 3,605,600 shares at an exercise price of $66.125 per share. Awards to the named executive officers were: Mr. O'Neill, 175,000 shares; Mr. Belda, 105,000 shares; Messrs. Bergeron, Fischer and Hoffman, 52,800 shares each; and all executive officers as a group (13 individuals), 728,600 shares.


Limitation on Awards - No individual may be granted options for more than one million shares in a calendar year.

Option Price - The option price is determined under a formula set by the subcommittee. This price is generally 100% of the fair market value of Alcoa stock on the grant date.

Duration of Options - The option period is generally limited to a maximum of 10 years. A small number of outstanding earnout options expire five years after the end of the optionee's Alcoa career. If the optionee dies during employment or retires, existing options must be exercised within five years. Shorter periods, generally three months, apply following most other terminations of employment. The Plan authorizes the subcommittee to establish other rules regarding the treatment of options upon termination of employment by reason of death, disability, retirement or other approved reason. The subcommittee may shorten the period of any option if the optionee takes any action that is not in Alcoa's best interests.

Transferability - Effective with option grants beginning January 1997, options may be transferred to immediate family members or trusts for their benefit. No other transfers are permitted. This feature, if elected, affords optionees an estate-planning opportunity. There is no appreciable additional cost to the company for this feature. Transferees are not eligible to elect the reload grant feature.

Exercise - The option price must be paid in full upon exercise. The optionee may pay the price in cash, by surrendering shares of Alcoa common stock that were owned for a certain minimum period and whose value equals the option price or by a combination of cash and shares.

Reload Options - Reload options are designed to increase ownership of Alcoa shares by encouraging early exercise of options and retention of the shares. An employee exercising an option may elect reload treatment if the appreciation is at least $2.50 per share and if the exercise price is paid using already-owned shares or, where annual grant options are being exercised, using shares or cash. With a reload


                                  24


election, a new option is granted at the market price at the time of exercise and with the same expiration date as the option being exercised. The reload option covers the number of shares exercised less the net number of "profit" shares delivered to the optionee after withholding for taxes. Half of the profit shares are restricted - they are not transferable for the optionee's remaining career with Alcoa. A reload stock option may not be exercised for six months after it is granted.

Employment Obligation - The optionee must agree to remain in employment for at least one year or until retirement at least six months after the granting of the option. An option is not exercisable unless this obligation is met. This obligation does not apply to reload options.

Plan Amendments - The Board may amend, modify, suspend or terminate the Plan, but no such action (1) may impair, without the optionee's consent, any outstanding option or
(2) will be taken without shareholder approval under certain circumstances. Under the Plan, shareholder approval is required for any action that would materially increase the benefits accruing to participants, materially increase the maximum number of shares that may be issued under the Plan or materially modify the Plan's eligibility requirements.

Shares Available - On January 1, 1998, there were 19,447,255 shares of Alcoa common stock reserved for issuance under the Plan. Outstanding options covered 10,548,725 of those shares. Thus, 8,898,530 shares were then available for the future granting of stock option awards. In addition, except as otherwise determined by the subcommittee, shares used upon option exercise to pay required withholding taxes and/or shares delivered in payment of the option exercise price will be available for issuance under the Plan. Future grants under the Plan also may cover shares that cease to be covered by awards by reason of total or partial expiration, termination or voluntary surrender of an option or failure to earn an award. The Plan also provides for adjustment of awards and the share reserve in the event of stock splits and other changes in stock.

The proposed amendment provides that shares available for use under the Plan will be increased by the number of shares purchased or acquired by the company with an aggregate price no greater than the cash proceeds received by Alcoa after January 1, 1998 from the exercise of stock options granted under the Plan.

Recent Share Price - On February 9, 1998 (the record date for the annual meeting), the closing market price for Alcoa common stock was $75.25 per share.

Tax Consequences - The grant of a stock option under the Plan has no U.S. federal income tax consequences for the optionee or the company. Upon exercise of a stock option, the company is entitled to a tax deduction, and the optionee realizes ordinary income. The amount of such deduction and income is equal to the difference between the option price and the fair market value of the shares on the date of exercise. The subcommittee may permit the use of Alcoa shares to pay the required withholding taxes.


                                  25


Glossary

beneficial owner. The owner of a security registered in another's name, such as that of a brokerage or trust fund.


broker non-votes. Under New York Stock Exchange rules, brokers who hold your shares in their names are permitted to vote your shares at their discretion on some matters (called "discretionary" items) unless you indicate a contrary vote. For matters that are not considered discretionary under the rules, your failure to give voting instructions means that your shares will not be voted; these non-voted shares are referred to as broker non-votes.


executive officer. This is an SEC-defined term, used to identify the senior policy-making officers of the corporation and officers in charge of principal business units.

fair market value. Under the company's Long Term Stock Incentive Plan, fair market value of a share of Alcoa common stock on any particular day is calculated as the average of the high and low trading prices of the stock on the New York Stock Exchange for that day (or if the Stock Exchange is not open that day for trading, on the last prior date on which it was open for trading).

market capitalization. The value of all outstanding shares, calculated by multiplying the market price per share by the total number of shares outstanding.


                                  26


Alcoa's Vision

Alcoa is a growing worldwide company dedicated to excellence through quality - creating value for customers, employees and shareholders through innovation, technology, and operational expertise. Alcoa will be the best aluminum company in the world, and a leader in other businesses in which we choose to compete.

Alcoa's Values

INTEGRITY

Alcoa's foundation is the integrity of its people. We will be honest and responsible in dealing with customers, suppliers, co-workers, shareholders, and the communities where we have an impact.

ENVIRONMENT, HEALTH AND SAFETY

We will work safely in a manner that promotes the health and well-being of the individual and the environment.

QUALITY AND EXCELLENCE

We will provide products and services that meet or exceed the needs of our customers. We will relentlessly pursue continuous improvement and innovation in everything we do to create significant competitive advantage compared to world standards.

PEOPLE

People are the key to Alcoa's success. Every Alcoan will have equal opportunity in an environment that fosters communications and involvement while providing reward and recognition for team and individual achievement.

PROFITABILITY

We are dedicated to earning a return on assets that will enable growth and enhance shareholder value.

ACCOUNTABILITY

We are accountable - individually and in teams - for our actions and results.



                                  27



Alcoa
425 Sixth Avenue
Pittsburgh, Pennsylvania  15219-1850


                      Graphics Appendix List

Page Where
Graphic Appears       Description of Graphic or Cross-Reference

page 8                Photograph of Hugh M. Morgan, Nominee for
                      Director
page 8                Photograph of Henry B. Schacht, Nominee for
                      Director
page 8 Photograph of Franklin A. Thomas, Nominee for Director
page 9                Photograph of Kenneth W. Dam, Continuing
                      Director
page 9                Photograph of Judith M. Gueron, Continuing
                      Director
page 9                Photograph of Paul H. O'Neill, Continuing
                      Director
page 10               Photograph of Joseph T. Gorman, Continuing
                      Director
page 10               Photograph of Sir Ronald Hampel, Continuing
                      Director
page 11               Photograph of John P. Mulroney, Continuing
                      Director
page 11               Photograph of Marina v.N. Whitman, Continuing
                      Director



                                      March 13, 1998


   Dear Alcoa Shareholder:

Many of you may know about our recent announcement to acquire Alumax Inc. We will purchase Alumax for a combination of cash and shares of Alcoa common stock, subject to the terms of the acquisition agreement. This transaction was announced after the enclosed proxy statement was printed but before it was mailed to shareholders.


In light of this announcement, we are modifying Proposal No.
2, found on pages 20 and 21 of the enclosed proxy statement, to include information about this transaction. The revised
Proposal No. 2 is on the back of this letter.


Shareholders are not being asked to vote on the Alumax transaction and no proxy is being solicited for that purpose.

                                 Very truly yours,

                                 /s/Paul H. O'Neill
                                 Paul H. O'Neill


PROPOSAL 2 - APPROVE AN
              AMENDMENT TO
              ALCOA'S ARTICLES
              INCREASING
              AUTHORIZED
              COMMON STOCK


Alcoa's Board of Directors has proposed an amendment to Article FIFTH of the Articles of the company. This amendment would increase the company's authorized common stock from 300 million shares to 600 million shares.


On March 9, 1998, Alcoa announced that it would acquire all of the outstanding common stock of Alumax Inc. for a combination of cash and stock. Alcoa will commence the transaction with a cash tender offer for one-half the outstanding Alumax shares at $50.00 per share. The second step will be a merger in which each remaining outstanding
Alumax share will be converted into 0.6975 of a share of Alcoa common stock. On March 9, 1998, 168,134,196 shares of
Alcoa common stock were outstanding, and approximately 23.6 million shares were reserved for issuance under various benefit plans of the company. Alcoa anticipates that approximately 20 million shares of Alcoa stock will be issued in the merger with Alumax, and additional shares may be used in connection with financing the cash tender offer.
Alcoa currently has more than 100 million shares of unissued and unreserved common stock available to use in this transaction, which is more than sufficient for this purpose.


Except for the Alumax transaction and shares reserved for benefit plan purposes, the company has no other plans or commitments to issue additional shares. In particular, Alcoa has no plans for the issuance of the increased number of authorized shares that is the subject of this proposal. However, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the company will have more financial flexibility and be able to issue additional shares of common stock without the expense and delay associated with a special shareholders' meeting, except where shareholder approval is required by applicable law or stock exchange regulations. The additional common shares might be used, for example, in connection with an expansion of Alcoa's business through investments or additional acquisitions, sold in a financing transaction or issued under an employee stock option, savings or other benefit plan or in a stock split or dividend to shareholders. The Board does not intend to issue any shares except on terms that it considers to be in the best interests of the company and its shareholders.


The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock. If and when issued, these shares would have the same rights and privileges as the shares of common stock presently outstanding. No holder of common stock has any preemptive rights to acquire additional shares of the common stock.


The issuance of additional shares could reduce existing shareholders' percentage ownership and voting power in Alcoa and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial measures.

   Text of Proposed Articles Amendment

The first paragraph of Article FIFTH of the Articles of the company is proposed to be amended to read as follows:


"FIFTH. The authorized capital stock of the corporation shall be 660,000 shares of Serial Preferred Stock of the par value of $100 per share, 10,000,000 shares of Class B Serial Preferred Stock of the par value of $1.00 per share and 600,000,000 shares of Common Stock of the par value of $1.00 per share."

   Vote Required for Approval

For this amendment to be approved, a majority of the votes cast by shareholders must be voted for approval.


Alcoa's Board of Directors recommends that the shareholders vote FOR adoption of the proposed amendment to Alcoa's
Articles.



To Fellow Alcoa Shareholders:

Your 1998 Alcoa proxy card is attached below. Please read both sides of the card, and vote, sign and date it. Then detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the annual meeting of shareholders on Friday, May 8, at 9:30 a.m. in the William Penn Ballroom of the Westin William Penn Hotel in Pittsburgh, Pennsylvania.

If you plan to attend the meeting, please check the
appropriate box on the proxy card.   Then detach and retain
the admission ticket which is required for admission to the meeting.

Thank you in advance for voting.



Denis A. Demblowski
Secretary



Shareholder comments about any aspect of company business are welcome. Although comments are not answered on an individual basis, they do assist Alcoa management in determining and responding to the needs of shareholders.

     ----------------------------------------------------

     ----------------------------------------------------

     ----------------------------------------------------

     ----------------------------------------------------


   (If you have comments, please detach and return with your proxy card in the enclosed envelope)

Alcoa
425 Sixth Avenue
Pittsburgh, PA  15219-1850

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS.

The undersigned shareholder hereby authorizes Earnest J.
Edwards, Russell W. Porter, Jr. and Robert G. Wennemer, or any one or more of them, with power of substitution to each, to represent the undersigned at the annual meeting of shareholders of Aluminum Company of America scheduled for Friday, May 8, 1998, and any adjournment of the meeting, and to vote the shares of stock which the undersigned would be entitled to vote if attending the meeting, upon the matters referred to on the reverse side of this card and in accordance with the best judgment of such persons upon other matters as may properly come before the meeting or any adjournment of the meeting.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following manners: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock
Purchase Plan and in Alcoa's employee savings plans.

If you plan to attend the annual meeting, please check the box below.

/  / I will attend the annual meeting


                              (continued on the other side)

(continued from the other side)

         (detach and return in the enclosed envelope)
PROXY


Please specify your choices by clearly marking the appropriate boxes. Unless specified, this proxy will be voted FOR items 1, 2 and 3 and AGAINST item 4.

Directors recommend a vote FOR this item (#1)
1.  Election of Directors for a three-year term:

     Nominees are: Henry B. Schacht and Franklin A.
Thomas

     /  / FOR all listed nominees

     /  / WITHHOLD vote for all listed nominees

     /  / WITHHOLD vote only from
                                  ------------------

Directors recommend a vote FOR this item (#2)
2.  Proposal 2 - Amendment to Articles Increasing Authorized
Common Stock

     /  / Vote FOR        /  / Vote AGAINST        /  / ABSTAIN

Directors recommend a vote FOR this item (#3)
3.  Proposal 3 - Amendment to Long Term Stock Incentive Plan

     /  / Vote FOR        /  / Vote AGAINST        /  / ABSTAIN

Directors recommend a vote AGAINST this item (#4)
4.  Proposal 4 - Shareholder Proposal regarding Charitable
Contributions

     /  / Vote FOR        /  / Vote AGAINST        /  / ABSTAIN

PLEASE VOTE, SIGN, DATE AND RETURN

                                      Date                   1998
--------------------------------          ------------------
(Sign exactly as name appears above, indicating position or representative capacity, where applicable)